Exhibit No. 11
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
ENCORE COMPUTER CORPORATION
Computation of Loss per Share
(unaudited)
(in thousands except per share data)
                                                  Three Months Ended            Six Months Ended
                                                  July 2,      July 3,          July 2,      July 3,
                                                  1995         1994             1995         1994
Net loss                                      $  (35,311)    $(10,949)      $  (54,493)  $  (19,853)

Series B, D and E and F                                        (3,599)          (8,247)      (5,982)
  Preferred Stock Dividends                       (4,404)
Net loss attributable to
  common shareholders                         $  (39,715)    $  (14,548)     $  (62,740)  $  (25,835)
Weighted average common
  shares outstanding                              34,678         33,102           34,428       32,943
Series A assumed converted                         7,364          7,364            7,364        7,364
Weighted average shares outstanding               42,042         40,466           41,792       40,307
Net loss per share                              $  (0.94)      $  (0.36)        $  (1.50)    $  (0.64)
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